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                                                                   Exhibit 99.1

From: Heymann, Tom
Sent: Monday, January 23, 2006 7:33 PM
To: Pappa, Kristina; Bonnell, Bruno; Baker, Diane Price
Cc:
Subject: Atari Board


Kristina K. Pappa
Vice President and General Counsel
Atari, Inc.
417 Fifth Avenue, 8th Floor
New York, NY 10016


Dear Kristina,

Due to my professional and business commitments and as Chairman and Chief Executive Officer of Knowledge Learning Corporation, I unfortunately will no longer be able to fulfill the requisite obligations and responsibilities as a Board Member of Atari, Inc. I therefore tender my resignation, from the Board of Directors of Atari, Inc., effective immediately.

It has been my pleasure serving as an active Board Member of Atari. Please let me know how I can help you assure a smooth transition of my responsibilities.

Sincerely,


/s/ Tom Heymann
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    Tom Heymann